Exhibit 10.1


                                          October 18, 1999


Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania  17011

            Re:   Commitment with Respect to
                  Investment in Rite Aid Corporation
                  ----------------------------------

Dear Sirs and Madams:

            You have requested that Green Equity Investors III (the "Purchaser") commit to purchase 3,000,000 shares of 8% convertible pay-in-kind preferred stock (the "Preferred Stock") of Rite Aid
Corporation, a Delaware corporation (the "Company"), on the terms and conditions described below. The closing of the sale of the Preferred Stock is hereinafter referred to as the "Closing". The Closing is expected to occur on October 25, 1999.

1. Authorization of Preferred Stock. The Company has approved the issuance of 3,000,000 shares (the "Preferred Shares") of Preferred Stock to be designated as its "8% Convertible Pay-in-Kind Preferred Stock". The Preferred Stock shall have the relative rights, preferences and privileges, including, without limitation, the right to convert the Preferred Stock into shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), as described in Annex A hereto and to be set forth in a Certificate of Designation to be filed pursuant to Section 151 of the General Corporation Law of the State of Delaware (the "Certificate of Designation").

2. Sale and Purchase of Stock. The Company will issue and sell to the Purchaser and, subject to the terms and conditions of this Commitment, the Purchaser will purchase from the Company, at the Closing, the Preferred Shares at a purchase price of $100 per share, in immediately available funds. The Closing shall take place on October 25, 1999 at 10:00 a.m. (New York City time) at a place to be agreed by the Company and the Purchaser.

3. Conditions to Closing. The Purchaser's obligation to purchase and pay for the Preferred Shares to be sold to the Purchaser at the Closing is subject to the fulfillment, prior to or concurrently with the Closing, of the following conditions:

      3.1 Representations and Warranties. The representations and warranties of the Company contained in this Commitment shall be in all material respects correct when made and at the time of the Closing.

      3.2 Certificate of Designation. The Certificate of Designation shall have been duly filed under the laws of the State of Delaware, and the Restated Certificate of Incorporation of the Company, as amended by the Certificate of Designation, shall be in full force and effect, and shall not have been otherwise amended or modified.

      3.3 Amendment and Restatement of Credit Facilities. The Company's credit facilities aggregating $2.75 billion shall have been amended and restated, including any necessary waivers thereunder, which amendment and restatement shall contain substantially the terms set forth in the drafts dated October 16, 1999 previously furnished to the Purchaser.

      3.4 Registration Rights Agreement. The Company and the Purchaser shall have entered into a registration rights agreement containing substantially the terms described in Annex A hereto (the "Registration Rights Agreement").

      3.5 Legal Opinions. The Purchaser shall have received a legal opinion (which may contain customary assumptions and qualifications) dated the date of the Closing from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, covering the matters set forth on Schedule A hereto.

      3.6 No Default. After giving effect to the amendment and restatement of the credit facilities referred to in Section 3.3 hereof, there shall not have occurred and be continuing any default or any event which with notice or passage of time would constitute a default under any of the Company's material agreements with respect to indebtedness for borrowed money.

      3.7 Financial Statements. The contemplated restatement of the Company's financial statements for all periods ending prior to the date hereof is not expected to involve an aggregate reduction in the Company's net equity as of August 28, 1999 of more than $700,000,000 on a pre-tax basis.

4. Representations and Warranties. The Company represents and warrants that:

      4.1 Organization, Standing, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into and perform all of its obligations under this Commitment, to issue and sell the Preferred Shares to be issued and sold at the Closing and to carry out the transactions contemplated hereby or thereby.

      4.2 Capital Stock and Related Matters. As of September 25, 1999 and without giving effect to the transactions contemplated by this Commitment, the authorized capital stock of the Company consisted of (a) 600,000,000 shares of Common Stock, of which approximately 258,927,199 shares were issued and outstanding and (b) 20,000,000 shares of preferred stock, undesignated as to terms, none of which were outstanding. All of the outstanding shares of Common Stock are validly issued and outstanding, fully paid and non-assessable. As of September 25, 1999 and except (i) as set forth in the Company's Annual Report on Form 10-K for the year ended February 27, 1999, (ii) for employee stock options exercisable for 16,166,529 shares of the Company's Common Stock, (iii) the Company's 5.25% Convertible Notes due 2002 which are currently convertible into 17,986,413 shares of the Company's Common Stock and (iv) stock appreciation rights which may be settled in 6,076,895 shares of the Company's Common Stock, the Company had no outstanding stock or securities convertible into or exchangeable for any shares of its capital stock, or any outstanding rights (either preemptive or other) to subscribe for or to purchase, or any outstanding options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any outstanding calls, commitments or claims of any character relating to, any capital stock or any stock or securities convertible into or exchangeable for any capital stock of the Company.

      4.3 Governmental Consents, etc. No consent, approval or authorization of, or declaration or filing with, any governmental authority on the part of the Company is required for the valid execution and delivery of this Commitment, the valid offer, issue, sale and delivery of the Preferred Shares pursuant to this Commitment or the valid issue and delivery of shares of Common Stock issuable upon conversion of the Preferred Stock.

      4.4 Offering of Securities. Neither the Company nor any person acting on its behalf has offered the Preferred Stock or any similar securities of the Company to, or solicited any offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any person or persons other than the Purchaser in such manner as would subject the offering, issuance or sale of any of the Preferred Shares to the provisions of Section 5 of the Securities Act. Neither the Company nor any Person acting on behalf of the Company has taken or will take any action which would subject the offering, issuance or sale of any of the Preferred Shares to the provisions of Section 5 of the Securities Act.

      4.5 Integration. Neither the Company nor any affiliate (as such term is defined in Rule 501(b) under the Securities Act) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Preferred Shares, in a manner that would require the registration of the Securities under the Securities Act.

      4.6 Enforceability. This Commitment has been duly authorized, and executed and delivered by the Company and (assuming the due authorization, execution and delivery thereof by the Purchaser) constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity).

      4.7 Compliance with Other Instruments, etc. The execution and delivery by the Company of this Commitment and the issuance and sale of the Preferred Shares will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, nor will such action result in any violation of the provisions of the certificate of incorporation or by-laws of the Company or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its properties, except in each case as would not, individually or in the aggregate have a material adverse effect on the Company's business, results of operations or financial condition.

5. Investment Representations. The Purchaser understands that neither the Preferred Shares nor any Common Stock issuable upon conversion, if any, of the Preferred Shares has been registered under the Securities Act and that the certificates for the Preferred Shares and such Common Stock will bear a legend to that effect. The Purchaser also understands that the Preferred Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon their representations contained in this Commitment. The Purchaser hereby represents and warrants as follows:

      5.1 Acquisition for Own Account. The Purchaser is acquiring the Preferred Shares for its own account for investment and not with a view toward distribution in a manner which would violate the Securities Act.

      5.2 Ability to Protect Own Interests. The Purchaser represents that by reason of its business or financial experience, or the business and financial experience of its management, the Purchaser has the capacity to protect its own interests in connection with the transaction contemplated in this Commitment. The Purchaser is not a corporation formed for the specific purpose of consummating this transaction.

      5.3 Accredited Investor. The Purchaser represents that it is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act.

      5.4 Access to Information. The Purchaser has been given access to all Company documents, records, and other information, have received physical delivery of all those which the Purchaser has requested, and has had adequate opportunity to ask questions of, and receive answers from, the Company's officers, employees, agents, accountants, and representatives concerning the Company's business, operations, financial condition, assets, liabilities, and all other matters relevant to its investment in the Preferred Shares.

      5.5 Compliance with Laws. The Purchaser and its transferees will comply with all filing and other reporting obligations under all applicable law which shall be applicable to Purchaser with respect to the Preferred Stock and to the Common Stock issuable or issued on conversion of the Preferred Stock.

      5.6 Enforceability. This Commitment has been duly authorized, and executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery thereof by the Company) constitutes the valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity).

6. Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon conversion of the Preferred Stock, the number of shares of Common Stock from time to time issuable upon conversion of all shares of the Preferred Stock at the time outstanding. All shares of Common Stock issuable upon conversion of the Preferred Stock shall be duly authorized and, when issued upon such conversion, shall be validly issued, fully paid and non-assessable.

7.    Transfer Restrictions.

      7.1 Restrictive Legends. Except as otherwise permitted by this
Section 7, each certificate for Preferred Stock (including each certificate for Preferred Stock issued upon the transfer of any certificate for Preferred Stock and each certificate issued in payment of dividends with respect to the Preferred Stock) shall be stamped or otherwise imprinted with a legend in substantially the following form:

                  "The shares represented by this Certificate and any
            shares of Common Stock issuable upon conversion of any such shares have not been registered under the Securities Act of 1933 and may not be transferred in the absence of such registration or an exemption therefrom under such Act. Such shares and any such shares of Common Stock may be transferred only in a transaction exempt from registration under the Act or pursuant to a registration statement under the Act."

Except as otherwise permitted by this Section 7, each certificate for Common Stock issued upon the conversion of any of the Preferred Stock, and each certificate issued upon the transfer of any such Common Stock, shall be stamped or otherwise imprinted with a legend in substantially the following form:

                    "The shares represented by this certificate have not
               been registered under the Securities Act of 1933 and may not be transferred in the absence of such registration or an exemption therefrom under such Act. Such shares may be transferred only in a transaction exempt from registration under the Act or pursuant to a registration statement under the Act."

      7.2 Termination of Restrictions. The restrictions imposed by this
Section 7 upon the transferability of Preferred Stock and Common Stock shall cease and terminate as to any particular securities when such restrictions are no longer required in order to insure compliance with the Securities Act. Whenever such restrictions shall cease and terminate as to any securities, the holder thereof shall be entitled to receive from the Company, without expense (other than applicable transfer taxes, if any), new certificates for such securities of like tenor not bearing the applicable legends required by Section 7.1 hereof.

8. Survival of Representations and Warranties. The representations and warranties contained in this Commitment shall survive the execution and delivery of this Commitment and the Closing. No written or oral statements made by or on behalf of the Company, other than in this Commitment, shall constitute representations or warranties within the meaning of this Commitment.

9. Amendments and Waivers. Any term of this Commitment may be amended or modified and the observance of any term of this Commitment may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Purchaser.

10. Termination. This Commitment may be terminated (a) by the mutual written consent of the Purchaser and the Company at any time or (b) by the Purchaser or the Company if the Closing shall not have been consummated on or before November 15, 1999.

11. Standstill Agreement. Concurrently with the Closing, the Company and the Purchaser agree to enter into a two-year standstill agreement containing customary terms and provisions.

12. Election of Leonard Green and Jonathan Sokoloff as Directors. After the Closing, it is agreed that Leonard Green will be elected to fill the vacancy created by the resignation of Martin Grass, and that Jonathan Sokoloff will be elected as a director, both of which will be representatives of the Preferred Stock.

13. Closing Fee. Concurrently with the Closing, the Company agrees to pay to Leonard Green & Partners a fee of $3 million.

14. Consulting Fee. The Company shall pay to Leonard Green & Partners a consulting fee of $1 million on each of the first, second and third anniversaries of the
Closing.

15. Miscellaneous. This Commitment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns and affiliates of the parties hereto, whether so expressed or not. Except as aforesaid, this Commitment shall not inure to the benefit of any third party. This Commitment embodies the entire agreement and understanding between the Purchaser and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof. This Commitment shall be construed and enforced in accordance with and governed by the law of the State of New York without regard to the principles regarding conflicts of laws. The headings in this Commitment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Commitment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

            Each of the Company and the Purchaser represent and warrant that it is duly authorized to execute and deliver and perform its obligations under this commitment letter and that the execution of this letter does not violate any contract or law or require any third party consents.

                              Very truly yours,

                              Green Equity Investors III, L.P.

                              By: Leonard Green & Partners, L.P.

                                  By: LGP Management, Inc.


                                  By:   /s/ Jonathan Sokoloff
                                     __________________________________
                                     Name:  Jonathan Sokoloff
                                     Title:


Accepted and agreed to
as of the date first written above:

Rite Aid Corporation


By:   /s/ Elliot S. Gerson
   ________________________________
   Name:  Elliot S. Gerson
   Title: Executive Vice President




                                                                 Schedule A
                                                                 ----------

              Matters to be Covered in Legal Opinion of
              Skadden, Arps, Slate, Meagher & Flom LLP
              ----------------------------------------


1. The issuance and sale of the Preferred Shares being sold by the Company to you have been duly authorized by the Company and, upon payment therefor and delivery of certificates evidencing the Preferred Shares in accordance with the Commitment, will be validly issued, fully paid and non-assessable. The Preferred Shares to be issued by the Company to you at the Closing shall be entitled to all the rights, preferences and privileges set forth in the Certificate of Designation. The stock certificates evidencing the Preferred Shares will, upon due execution thereof by the Company, conform in all material respects to the requirements of Section 151(f) of the DGCL (as defined below).

2. The Commitment has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

3. To such counsel's knowledge, the execution and delivery of the Commitment by the Company and the issuance and sale of the Preferred Shares pursuant thereto will not (i) require any consent, approval, authorization, or other order of, or qualification with, any Governmental Authorities pursuant to Applicable Laws, (ii) conflict with the Certificate of Incorporation or the By-laws, (iii) constitute a violation of or default under the terms of any Applicable Contract (except that such counsel need not express any opinion as to any covenant, restriction or provision of any such agreement or instrument with respect to financial covenants, ratios or tests or any aspect of the financial condition or results of operations of the Company) or (iv) violate or conflict with, or result in any contravention of, any Applicable Law or any Applicable Order.

     For purposes of such opinion: (i) the term "Applicable Laws" means the General Corporation Law of the State of Delaware (the "DGCL") and those laws, rules and regulations of the State of New York and the federal laws of the United States of America, in each case, which, in such counsel's experience, are normally applicable to transactions of the type contemplated by the Commitment (other than the United States federal securities laws, state and foreign securities or Blue Sky laws, antifraud laws, the rules and regulations of the National Association of Securities Dealers, Inc.), but without having made any special investigation with respect to any other laws, rules or regulations; (ii) the term "Applicable Contracts" means those instruments or agreements that are filed as exhibits to the Company's Annual Report on Form 10-K for the year ended February 27, 1999; (iii) the term "Governmental Authorities" means any court, regulatory body, administrative agency, or governmental body of the State of New York, the State of Delaware or the United States of America having jurisdiction over the Company under Applicable Laws; and (iv) the term "Applicable Orders" means those judgments, orders or decrees, if any, of any Governmental Authorities specifically identified to such counsel by the Company to be applicable to the Company.